Exhibit 99.1

Press Release HealthGate Data Corp. Reports Second Quarter Financial Results

Company/Investor Contact: Veronica Zsolcsak Chief Financial Officer	Media Contact: Kelly Fitzsimmons Aspire Communications

781-685-4016 veronicaz@healthgate.com	781-223-5832 kfitzsimmons@aspirepr.com

HealthGate Data Corp. Reports Second Quarter Financial Results

Burlington, MA – July 28, 2004 – HealthGate Data Corp. reported today its financial results for the second quarter ended June 30, 2004.

Total revenue for the second quarter of 2004 was $1.6 million compared with $1.5 million for the comparable period of 2003. The increase in HealthGate’s revenues for the quarter ended June 30, 2004, compared to the prior year, was primarily related to revenues generated from the sales of the company’s evidenced-based clinical guideline products.  The Company has seen a significant decrease in the demand for its stand-alone, web-based consumer health information offerings.  HealthGate’s ability to grow revenue will largely be dependent on its continuing sales of quality improvement and risk management solutions.

HealthGate’s total costs and expenses for three months ended June 30, 2004 were $1.5 million compared to $2.2 million for the second quarter of 2003. Included in total costs and expenses for the three months ended June 30, 2004 is the benefit of a nonrecurring reduction in the company’s accrual of lease exit costs of approximately $112,000.  Other reductions in expenses are primarily the result of lower depreciation in the second period combined with continued cost containment measures.

During the quarter ended June 30, 2004, HealthGate entered into a settlement agreement that established final fees due under a vendor agreement.  The settlement amount was approximately $87,000 less than HealthGate had previously accrued. This amount was recorded as other income in the quarter ended June 30, 2004.

HealthGate reported net income of $161,000 or earnings per share of $0.03 for the second quarter of 2004 compared to a net loss of $550,000 or a loss per share of $0.11 for the second quarter of 2003.

Total revenue for the six months ended June 30, 2004 was $3.1 million compared with $2.9 million for the comparable period of 2003. The increase in HealthGate’s revenues for the six months ended June 30, 2004 compared to the prior year is primarily related to revenues generated from the sales of the company’s evidenced-based clinical guideline products.

HealthGate’s total costs and expenses for six months ended June 30, 2004 were $3.2 million compared to $4.7 million for the six months ended June 30, 2003. Included in total costs and expenses for the six months ended June 30, 2004 is a nonrecurring reduction in the company’s accrual of lease exit costs of approximately $112,000.  Other reductions in expenses are primarily the result of lower depreciation in the current period combined with continued cost containment measures.

During the six months ended June 30, 2004, HealthGate entered into a settlement agreement that established final fees due under a vendor agreement.  The settlement amount was approximately $87,000 less than HealthGate had previously accrued. This amount was recorded as other income in the quarter ended June 30, 2004.  During the six months ended June 30, 2003, HealthGate entered into a settlement agreement that established commissions due under a development and distribution agreement related to fiscal 1999 through 2002. The settlement amount was approximately $818,000 less than HealthGate had previously accrued. This amount was recorded as other income for the six months ended June 30, 2003.

HealthGate reported net income of $96.00 which rounds to zero on the attached schedule or earnings per share of $0.00 for the six months ended June 30, 2004 compared to a net loss of $0.8 million or a loss per share of $0.14 for the six months ended June 30, 2003.

Cash and marketable securities at June 30, 2004 were $2.3 million compared to $2.5 million at March 31, 2004.

About HealthGate

HealthGate Data Corp. (HGAT) is a provider of evidence-based support tools, applications, and healthcare content that help healthcare providers and payors improve quality, reduce variability of care, reduce costs, and reduce risk and liability. HealthGate’s consumer health information is URAC-accredited, and its evidence-based clinical guidelines are backed by rigorous and independent medical review supported through affiliations with academic medical facilities including Duke University Medical Center, Vanderbilt University Medical Center, Emory University School of Medicine, and Oregon Health and Science University.

HealthGate’s comprehensive content repository of healthcare information is used by healthcare institutions in the U.S. to provide the capability to drive down costs through more effective research and treatment, regulatory compliance, and clinician and patient education. This wealth of content includes information on evidence-based clinical guidelines, conditions, diagnostic and surgical procedures, general and specific drug data, the human anatomy, disease symptoms, alternative medicines, illnesses, surgeries, and breaking medical news. HealthGate’s multi-dimensional XML-based content can be delivered electronically across virtually any technology and tightly integrated into a variety of applications used by its customers.

HealthGate has become an integral part of operations in more than 700 healthcare institutions. Some of the most respected academic and healthcare institutions in the world, including Partners Health System and HCA, now utilize the data provided by HealthGate. In addition, HealthGate supplies Section 508 compliant consumer health information to the Veterans Administration, Military Health System, and the United States Department of Health and Human Services. HealthGate is publicly traded under the symbol of HGAT on the OTC Bulletin Board (OTCBB). More information on HealthGate can be found at www.healthgate.com.

Forward Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. HealthGate’s actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements reflect management’s current expectations, are based on many assumptions and are subject to certain risks and uncertainties, including among other things, HealthGate’s ability to generate sufficient revenues; HealthGate’s ability to sell its products and services and to develop new products and services; HealthGate’s ability to keep up with the rapid technological developments in the electronic healthcare content industry; reliance on significant customers; unpredictability of quarter-to-quarter results; competition; the successful integration of the EBM Solutions business acquired in October 2003; reliance on content providers, computer systems and software; HealthGate’s ability to retain key personnel; and other risk factors that are described in the periodic reports and other documents HealthGate files or furnishes from time to time with the Securities and Exchange Commission. HealthGate does not intend to update or publicly release any revisions to the forward-looking statements.

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HealthGate Data Corp.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Revenue	$1,571	$1,539	$3,083	$2,926

Costs and expenses:
Cost of revenue	352	606	765	1,440
Research and development	358	469	737	978
Sales and marketing	371	278	669	511
General and administrative	545	739	1,160	1,618
Lease exit costs	(112)	106	(112)	106
Total costs and expenses	1,514	2,198	3,219	4,653

Income (loss) from operations	57	(659)	(136)	(1,727)

Interest and other income (expense), net	104	109	136	973

Net Income (loss)	$161	$(550)	$0	$(754)

Basic net income (loss) per share	0.03	(0.11)	0.00	(0.14)

Shares used in computing basic net income (loss) per share	5,476	5,060	5,446	5,535

Diluted net income (loss) per share	0.03	(0.11)	0.00	(0.14)

Shares used in computing diluted net income (loss) per share	6,102	5,060	6,077	5,535

HealthGate Data Corp.

Condensed Consolidated Balance Sheet

(in thousands)

	June 30, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$2,269	$3,431
Accounts receivable, net of allowance for doubtful accounts	874	159
Prepaid expenses and other current assets	303	111
Total current assets	3,446	3,701

Fixed assets, net	209	282
Intangible assets, net	375	546
Goodwill	231	231
Other assets	319	319
Total assets	$4,580	$5,079

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$381	$375
Accrued expenses	1,185	1,796
Deferred revenue	2,484	2,084
Total current liabilities	4,050	4,255

Other long-term liabilities	—	300
Total liabilities	4,050	4,555

Stockholders’ equity:
Common stock	164	161
Additional paid-in capital	99,922	99,919
Accumulated deficit	(99,556)	(99,556)

Total stockholders’ equity	530	524

Total liabilities and stockholders’ equity	$4,580	$5,079